EXHIBIT 99.1

                   Pinnacle Systems Acquires Avid Sports, Inc.

MOUNTAIN VIEW, Calif.,  June 30 /PRNewswire/ -- Pinnacle Systems,  Inc. (Nasdaq:
PCLE - news), a leader in Internet, professional and consumer digital video solutions, today announced the acquisition of Avid Sports, Inc., a leading provider of sports editing and online sports media management solutions.

Avid Sports' market position and technology, along with Pinnacle Systems' Totally NetWorked News and Omega Sports solutions, create powerful and comprehensive media management, editing and streaming solutions for broadcasters and sports organizations.

About Avid Sports

Avid Sports is a leader in sports editing and information management systems. The company spun out from Avid Technology approximately four years ago and has since built a strong franchise supplying editing and media management solutions to the professional sports market.

Details About the Acquisition

Pinnacle Systems is acquiring all outstanding stock of Avid Sports, and thus is acquiring all intellectual property, software technology, product rights, and all other assets, liabilities, and employees of Avid Sports, Inc. The transaction will be accounted for as a purchase. Pinnacle Systems will issue approximately 950,000 shares of Pinnacle Systems common stock in exchange for all outstanding shares of Avid Sports, Inc., an amount that equates to less than 2% of Pinnacle Systems current outstanding shares. This equates to an approximate purchase price of $24 million, based on yesterday's closing price. The transaction closed today, June 30, 2000.

About Pinnacle Systems, Inc.

Pinnacle Systems' broadcast, desktop, and consumer products provide video professionals and consumers cutting-edge digital video tools to create, store, distribute and view web enabled digital video easier and more affordably than ever before. Pinnacle Systems may be reached at 650-526-1600 or on the World Wide Web at www.pinnaclesys.com.

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are used for  identification  or  reference  purposes  only,  with no  intent to infringe on copyrights.

SOURCE: Pinnacle Systems, Inc.